Exhibit 99.1

MONTICELLO, N.Y., May 24, 2011 (BUSINESS WIRE) -- Empire Resorts, Inc. (NASDAQ: NYNY) ("Empire" or the "Company") reported the completion of its previously announced rights offering, which expired on Friday, May 20, 2011. The Company sold 19,886,776 shares of its common stock, representing 50.2% of the shares offered in the rights offering, at the $0.8837 per share offering price, for aggregate gross proceeds of approximately $17.6 million. As a result of the rights offering, the total number of shares of the Company's common stock outstanding is 89,592,259. Kien Huat Realty III Limited ("Kien Huat"), the Company's largest stockholder, subscribed for 19,826,382 shares in satisfaction of its commitment to participate in the rights offering. After giving effect to the rights offering, Kien Huat now owns approximately 61% of the outstanding shares of the Company's common stock.

As payment for the exercise of its rights, Kien Huat authorized the reduction of $17,520,574 from the unpaid principal and accrued interest outstanding under the bridge loan agreement, dated November 17, 2010, between Empire and Kien Huat. The remaining unpaid principal amount of the loan from Kien Huat, which will continue to bear interest at a rate of 5% per annum, will mature in May 2013, unless earlier accelerated, and will be convertible into shares of common stock at a conversion price of $0.8837 per share, the exercise price of the rights issued in the rights offering.

Emanuel Pearlman, the Chairman of Empire's Board of Directors, stated that, "The completion of our rights offering is an important milestone in our plan to significantly reduce our debt and improve the Company's cash flow. The continued support of our major shareholder has been instrumental in this process." Joseph D'Amato, Empire's Chief Executive Officer and a member of its Board of Directors, added, "The completion of the rights offering improves our liquidity and strengthens our balance sheet by reducing our debt to approximately $17.5 million and extending its maturity for two years."

As a result of the completion of the rights offering, Empire believes it has regained compliance with the NASDAQ continued listing requirements for stockholders' equity. The Company continues to consider actions that it may take to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that may involve material risks and uncertainties.The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report on Form 10-K for the most recently ended fiscal year and in other filings with the Securities and Exchange Commission from time to time.

SOURCE: Empire Resorts, Inc.

Empire Resorts, Inc.
Investor Relations
Charles A. Degliomini, 845-807-0001
Executive Vice President
cdegliomini@empireresorts.com